Exhibit 99

NEW RELEASE

For:     Kasper A.S.L., Ltd.

Contact: Mary Ann Domuracki
         Kasper A.S.L., Ltd.
         Executive Vice President -
         Finance and Administration
         (201)-864-0328


For Immediate Release

       KASPER A.S.L., LTD. RECEIVES SUFFICIENT CONSENTS TO AMEND INDENTURE

                  Secaucus, NJ, June 17, 1999 - Kasper A.S.L., Ltd. (Nasdaq:KASP) announced today that it had received consents from a majority of the aggregate principal amount of its 12.75% Senior Notes due 2004 (the "Senior Notes") outstanding as of May 21, 1999 to certain proposed amendments to the indenture governing the Senior Notes and has executed a supplemental indenture with respect thereto. The primary purpose of the proposed amendments is to enable Kasper to consummate the proposed purchase of certain trademarks and related license agreements and certain other assets of Anne Klein Company LLC, which was previously announced (the "Trademark Purchase").

                  Kasper also announced that it had entered into a commitment letter with The Chase Manhattan Bank for a new $160,000,000 revolving credit facility in order to refinance its existing $100,000,000 revolving credit facility, fund Kasper's working capital requirements and finance the Trademark Purchase.

                  The effectiveness of the supplemental indenture and, accordingly, the proposed amendments to the Senior Notes is subject to Kasper entering into its new revolving credit facility, which is expected to occur simultaneously with the closing of the Trademark Purchase in late June or early July of 1999. Upon the effectiveness of the supplemental indenture and the proposed amendments, Kasper will pay (the "Consent Payment") to each registered holder of Senior Notes as of May 21, 1999, $0.02 in cash for each $1.00 in principal amount of Senior Notes held by such registered holder as of that date. In addition, if the proposed amendments become effective, the interest rate on the Senior Notes will increase to 13.00%, beginning as of January 1, 2000.

                  The effect of the proposed amendments to the Senior Notes are to:

o amend the definition of "Permitted Investments" to include (a) investments in, among other things, prepaid expenses, accounts receivable and loans or advances to vendors in the ordinary course of business and (b) other debt or equity investments in any person having an aggregate fair market value not exceeding $5.0 million;

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o    amend the definition of "Working Capital Facility" to permit Kasper to enter into a new working capital facility to refinance its existing revolving credit facility, fund its working capital requirements and finance the Trademark Purchase;

o amend the Limitation on Additional Indebtedness provisions (a) to increase the aggregate outstanding principal amount permitted under the Working Capital Facility to $160,000,000, (b) to increase the amount of the aggregate annual rental obligations permitted by Capital Lease Obligations to $1,000,000, (c) to permit purchase money obligations in an aggregate principal amount not to exceed $5.0 million and (d) to permit additional Indebtedness in an aggregate principal amount not to exceed $5.0 million;

o eliminate the Limitation on Investment covenant which is included in the Limitation on Restricted Payments covenant;

o amend the Limitation on Liens provisions (a) to increase the aggregate principal amount of Indebtedness permitted to be secured by Liens under the Working Capital Facility to $160,000,000 and (b) to permit additional Liens with respect to obligations that do not exceed $5.0 million; and

o amend the Change in Business provisions to permit Kasper to engage in the design, manufacture, distribution, license and sale of apparel and apparel accessories and the licensing and exploitation of trademarks, trade names and other intellectual property thereof.

                  Kasper will send a copy of the supplemental indenture, together with instructions for receiving the Consent Payment, to each registered holder as of May 21, 1999 to be completed by such registered holder and returned to Kasper in order to instruct Kasper to whom the Consent Payment should be made.

                  Kasper A.S.L., Ltd. is a leading manufacturer of women's suits, as well as career sportswear and dresses. The Company's product lines are sold in over 2,000 retail locations throughout the United States, Europe and Canada, and in Kasper's 55 retail outlet stores. The Company currently distributes its products under the Kasper for A.S.L.(R), LeSuite (TM), Albert Nipon(R), b. bennett(TM), Kasper and Company(R) and Kasper Dress(R) labels and will begin selling Anne Klein(R) and A Line Anne Klein(R) Resort collections in June 1999. The Company also licenses its Kasper(R) and Nipon(R) labels for various men's and women's products.